SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                Andover.Net, Inc.
                                -----------------
             (Exact name of registrant as specified in its charter)


         Delaware                                                                           04-3153168
         ---------                          --------------------------                      ----------
(State or other Jurisdiction of             (Commission File Number)                    (IRS Employer
incorporation or organization)                                                          Identification Number)

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                    50 Nagog Park, Acton, Massachusetts 01720
                    -----------------------------------------
                    (Address of principal executive offices)


                                 (978) 635-5300
                                 --------------
              (Registrant's telephone number, including area code)


                          Common Stock, par value $0.01
                        per share (Title of each class of
                        securities covered by this form)

                                       N/A

                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s)  relied upon to terminate or suspend the duty to file reports:
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

[X] Rule 12g-4(a)(1)(i)          [ ] Rule 12g-4(a)(2)(ii)           [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)         [X] Rule 12h-3(b)(1)(i)            [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)          [ ] Rule 12h-3(b)(1)(ii)           [ ] Rule 15d-6



Approximate number of holders of record as of the certification or notice date:
Common Stock: 1



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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Andover.Net, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                   ANDOVER.NET, INC.

June 7, 2000                       /s/ Bruce A. Twickler

                                   Bruce A. Twickler
                                   Chairman of the Board of Directors,
                                   President and Chief Executive Officer